Exhibit 17.2

Donald Barrick

December 18, 2006

Board of Directors
Morlex, Inc.
31 Pierce Lane
Norwich, Vermont 05055

Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as member of the Board of Directors of Morlex, Inc., effective immediately.

Very truly yours,

/s/ Donald Barrick

Donald Barrick